EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is entered into this 24th day of September 2012 by and between Pacific Mercantile Bank ("the Bank") and Thomas M. Vertin ("Employee"), on the terms and conditions set forth herein.

Bank desires to employ Employee as the President of its Commercial Banking Division and Employee desires to accept such employment on the terms and subject to the conditions set forth hereinafter in this Agreement. Terms in this Agreement with initial capital letters shall have the respective meanings ascribed to them in Exhibit A hereto unless otherwise defined elsewhere in this Agreement.

NOW, THEREFORE, in consideration of the respective promises of each party made to the other in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, it is agreed as follows:

1. **Position/Duties/Place of Employment**

(a) Position and Duties. Employee is here employed as the President of the Commercial Banking Division of the Bank. Employee shall devote his full time and energies to the performance of his duties in that position as described in the attached Exhibit B, which is incorporated into this Agreement by this reference. Employee shall report to the Bank's President and Chief Executive Officer (the "CEO") and shall perform such other duties as may be assigned to him from time to time during the term of this Agreement by the CEO or the Bank's Board of Directors (the "Board").

(b) Principal Place of Employment. Employee shall perform his duties as President of the Commercial Banking Division at the Bank's principal executive offices, except when required to travel on Bank business.

2. **Exclusivity**

(a) Employee expressly agrees as a condition to and as consideration for the performance by Bank of its obligations herein that, during the term hereof, he will not, directly or indirectly, render any services of an advisory or other nature or otherwise become employed by, or participate or engage in or render any support (financial or other) to, any business competitive with any businesses which are engaged in by Bank or any of its Affiliates, or which the Bank or any such Affiliate has expended efforts and resources to commence, during the term of this Agreement (a "Competitor"), except with the prior written consent of the Bank (which it may withhold in its sole and absolute discretion). Notwithstanding the foregoing, however, nothing herein shall prohibit Employee from owning up to one percent (1%) of a Competitor's outstanding voting stock if that stock is listed on a National Securities Exchange, so long as Employee in fact does not have the power to control or direct the management or policies of such Competitor and does not serve as a director, officer or employee or independent contractor of, and is not otherwise associated with, such Competitor, except as consented to in writing by the Bank, which consent it may withhold in its sole and absolute discretion. Employee agrees that he shall not engage in conduct which is in contravention of the Code of Conduct of the Bank and its parent corporation, Pacific Mercantile Bancorp (the "Bancorp") or their conflict of interest or other policies applicable to officers or employees of the Bank.

(b) Employee hereby represents and warrants that he is under no contractual or other commitments, written or oral (including under any non-competition, trade secret or confidentiality or

similar agreements), and has no duties or responsibilities, that are inconsistent or would interfere with the performance by him, on a full time basis, of his duties as President of the Commercial Banking Division of the Bank. In addition, Employee represents that none of the information that he needs or will use in performing his duties hereunder was or will be obtained from any Person who employed Employee in the past as an employee or engaged Employee's services as a non-employee consultant or advisor. Nothing contained in this Section 2(b) shall preclude Employee from engaging in passive investing for his personal financial benefit during the term hereof, provided that such activities do not require more than nominal amounts of his personal time, energies and interest and do not interfere with the performance by him of his duties hereunder.

3. **Term**

Employee's employment with the Bank under this Agreement shall commence on September 24, 2012 (the "Effective Date") and shall continue for a period of three (3) consecutive years thereafter, subject, however, to prior termination of this Agreement as hereinafter provided ("Term").

4. **Compensation**

(a) Salary

The Bank shall pay Employee a base salary ("Base Salary") of three hundred fifty thousand dollars ($350,000) per annum, less appropriate withholdings, taxes and similar deductions, payable in equal installments on those days when the Bank normally pays salary to its employees. Not less than once each 12 months, the Compensation Committee of the Board (the "Compensation Committee") shall review and evaluate the Base Salary of Employee based upon the performance of Employee, market conditions for salaries to individuals similarly employed, increases in the cost of living, and similar factors. If Employee's employment commences other than on the first day of any calendar month or expires or terminates other than on the last day of any calendar month, the Base Salary payable for such month shall be pro-rated based on the number of days in such month that Employee was employed by the Bank hereunder.

(b) Bonus

(i) Commencing with calendar year 2013, Employee shall be eligible for consideration for an annual bonus based on the Bank's annual incentive plan for its officers and other key management employees if and as approved by the Compensation Committee. The amount of bonus compensation, if any, to be paid to Employee shall be determined in the sole discretion of the Compensation Committee based upon the performance of Employee and the results of the Bank's operations and other Bank financial performance metrics or ratios as may be determined by the Compensation Committee. If any such bonus compensation is awarded to Employee as and to the extent provided in this Section 4(b), such bonus compensation shall be paid by no later than March 15 of the calendar year following the calendar year in which Employee performs the services for which the bonus was awarded, but only if the Employee is still employed with the Bank at the time such payment is to be made.

(ii) Notwithstanding anything to the contrary that may be contained in this Agreement, any incentive bonus or other incentive compensation that may be paid to Employee by the Bank shall be subject to recoupment and "claw-back" pursuant to the provisions of (A) any "Claw-Back" Policy of the Bank or Bancorp that may be in effect on the date hereof or may be adopted at any time hereafter and (B) any federal laws, such as but not limited to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any government regulations promulgated under any

such laws. Employee agrees to comply with any such Policy and such laws and government regulations. This Subparagraph 4(b)(ii) shall survive the expiration and any termination of this Agreement.

(c) Signing Bonus

In consideration of his giving up his current employment and any bonus opportunity he might have had thereunder, Employee shall be entitled to receive the following bonus compensation from the Bank: (i) the sum of $75,000, payable within 15 business days of the Effective Date; and (ii) provided that Employee has been in the Continuous Service of the Bank (as defined in Exhibit A hereto) from the Effective Date to the 180th day thereafter, an additional $75,000 payable within the immediately succeeding 15 business days.

(d) Business Expenses

(i) Employee shall be entitled to reimbursement by the Bank for any ordinary and necessary business expenses incurred by Employee in the performance of Employee's duties hereunder in accordance with the Bank's expense reimbursement policies in effect from time to time, provided that each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Bank as a business expense and not as deductible compensation to Employee, and Employee furnishes to the Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities and the Bank's policies for the substantiation of such expenditures as deductible business expenses of the Bank and not as deductible compensation to Employee.

(ii) In order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), (A) in no event shall any payment under this Section 4(d) be made later than 75 days following the end of the calendar year in which such expenses were incurred, and it shall be a condition precedent to Employee's right to receive such payment that he shall have submitted substantiation for such expenses at least 10 days before the last date for payment, (B) the amount of such expenses that the Bank is obligated to pay in any given calendar year shall not affect the expenses that the Bank is obligated to pay in any other calendar year, and (iii) Employee's right to have the Bank pay such expenses may not be liquidated or exchanged for any other benefit.

(e) Benefits

During the term of his employment under this Agreement, Employee shall be entitled to receive the following benefits:

(i) Employee shall be eligible to participate in all employee benefit plans maintained by the Bank and made generally available to its senior executives, including (without limitation) any life insurance, disability, health, accident and other insurance programs, paid vacation, and similar plans or programs, subject to terms and conditions and eligibility requirements of each such plan.

(ii) Employee shall be entitled to four (4) weeks of vacation per year, which shall accrue in accordance with and which Employee shall use as required by the Bank's applicable policies and procedures.

(f) Relocation and Certain Related Expenses

The Bank shall reimburse Employee for the reasonable out-of-pocket expenses which Employee incurs in relocating, within six months of the Effective Date, his principal residence

from Northern California to Orange County, California, in an aggregate amount up to, but not to exceed, $45,000. Such reimbursement shall be subject to the submission to the Bank by Employee of receipts or other documents substantiating the incurrence and nature of such relocation expenses. Employee agrees to use his diligent efforts to complete such relocation as soon as practicable after the Effective Date. During the period from the Effective Date to the date of the relocation of his principal residence to Orange County, California or the 180th day after the Effective Date, whichever is shorter, the Bank shall reimburse Employee for the reasonable expenses he incurs for (i) leasing temporary housing in Orange County, California in an amount up to, but not to exceed, $5,000 per month, and (ii) reasonable coach airfare for up to three (3) roundtrip flights per month between his principal residence in Northern California and Orange County, California, in each case subject to his submission of documentation to the Bank substantiating the incurrence of such expenses.

(g) Stock Options

On the Effective Date, Employee shall be granted, pursuant to the Bancorp's 2010 Equity Incentive Plan (the "2010 Plan"), options to purchase up to a total of one hundred thousand (100,000) shares of Bancorp's Common Stock (the "Stock Options"). The exercise price of such Stock Options shall be equal to the greater of the tangible book value per share of the Bancorp's Common Stock, as set forth in its Quarterly Report on Form 10-Q last filed with the SEC preceding the date of this Agreement and the fair market value of the Bancorp's Common Stock (determined as provided in the 2010 Plan) on the date of grant. The Stock Options shall be evidenced by a Stock Option Agreement substantially in the form customarily entered into by the Company pursuant to the 2010 Plan, a copy of which Agreement is attached as Exhibit C hereto. The term of the Options shall be ten (10) years from the date of grant, subject to earlier termination on a cessation or termination of Employee's Continuous Service with the Bank as provided in such Stock Option Agreement. The Stock Options shall become exercisable ("vest") in three (3) approximately equal annual installments on the first, second and third anniversaries, respectively, of the date of grant, provided Employee is still in the employment of the Bank on those dates.

5. **Disability and Death**

(a) If Employee becomes or is determined to be Disabled (as defined in Exhibit A hereto), then, to the extent permitted by law, the Bank shall have the right upon ten days prior written notice to terminate this Agreement and Employee's employment hereunder.

(b) In the event Employee dies during the Term of this Agreement, his employment and this Agreement shall terminate automatically on the date of his death, without the necessity of any notice from or other action by the Bank.

(c) Promptly following the date on which Employee's employment terminates pursuant to Section 5(a) or Section 5(b) of this Agreement, or earlier if required by law, the Bank shall pay to Employee (or in the case of his death, to his estate) (i) all incurred but unreimbursed business expenses, (ii) accrued but unpaid salary, at the rate in effect on the date of such termination of employment, (iii) earned but unpaid bonus, if any, and (iv) accrued but unused vacation time, such salary and vacation time to accrue until the last day of the calendar month in which Employee's last working day occurred. The Bank's obligations under this Agreement shall thereupon terminate without any further liability of any kind or nature on the part of the Bank to Employee or his estate (as the case may be). Neither Employee nor his estate (in the case of his death), shall be eligible to receive any separation pay in the event of a termination of his employment pursuant to Section 5(a) or Section 5(b) above, but in the case of a termination of his employment pursuant to Section 5(a), Employee shall

continue to be eligible to receive benefits under the disability plans, if any, that the Bank maintained as of the date of such termination, provided that Employee satisfies the eligibility and other requirements of such plans, if any.

6. **Other Terminations of Employment**

(a) The Bank may terminate this Agreement and Employee's employment for Cause (as defined in Exhibit A hereto) at any time during the Term by action of its Board. Any such termination shall become and be effective immediately upon written notice by the Bank to the Employee (unless a different effective date of termination is specified in such written notice or in the definition of Cause).

(b) During the Term, this Agreement and Employee's employment with the Bank may be terminated without Cause and at will by the Bank effective upon not less than thirty (30) days prior written notice (a "Bank Termination Notice") to Employee from the Bank (such 30-day period the "Bank Notice Period"). Notwithstanding the foregoing, however, the Bank shall have the right to designate, in a written notice to Employee, an earlier effective termination date, in which event Bank shall pay him the compensation to which he is entitled, pursuant to Section 5(e) below, for the remainder of the Bank Notice Period on the Bank's regular payroll dates. In the alternative, the Bank may require that Employee not report to work during the Bank Notice Period. Employee agrees to cooperate fully with the Bank with respect to the transition of his duties and responsibilities during the Bank Notice Period.

(c) During the Term, Employee may resign his employment or terminate this Agreement due to a breach of this Agreement by the Bank or for any other reason whatsoever, on ninety (90) days prior written notice to the Bank (the "Employee Notice Period"). Notwithstanding the foregoing, the Bank shall have the right to designate, in a written notice to Employee, an earlier effective termination date, in which event Bank shall pay him the compensation to which he is entitled, pursuant to Section 5(e) below, for the remainder of the Employee Notice Period on the Bank's regular payroll dates. In the alternative, the Bank may require that Employee not report to work during the Employee Notice Period. Employee agrees to cooperate fully with the Bank with respect to the transition of his duties and responsibilities during the Employee Notice Period.

(d) Unless renewed by written agreement of the parties, this Agreement, and Employee's employment with the Bank, shall terminate automatically on the expiration of the Term.

(e) In the event of a termination of Employee's employment with the Bank or a termination of this Agreement pursuant to Section 6(a), (b), (c) or (d) above, Employee shall be entitled to receive, as his sole compensation, (i) his Base Salary and any accrued but unused vacation time through the end of the Bank Notice Period or the Employee Notice Period (as applicable) or, to the date of expiration of this Agreement in the case of a termination pursuant to Section 6(d); and (ii) any unreimbursed business expenses incurred up to the effective date of such termination of employment; and Employee shall not be entitled to any other compensation and shall not be eligible to receive any separation pay, and the Bank shall have no other liability whatsoever to Employee, by reason of any such termination of employment or of this Agreement, even if such termination was due to a breach of this Agreement by the Bank.

(f) All compensation and benefits payable to Employee under this Agreement, including salary payments, any bonus compensation, and any amounts that may become due to him pursuant to Section 4 or Section 5 or this Section 6 (other than unreimbursed business expenses), shall be paid net of any employment taxes and any other withholdings required pursuant to applicable law or

under any Company employee benefit plans or programs in which Executive or his dependents participate.

(h) Unless otherwise agreed by the Bank and Company in writing, if Employee's employment is terminated or terminates for any reason, whether pursuant to Section 5 or this Section 6, Employee shall resign immediately from or, in the case of his Disability or death, he shall cease to hold, all other positions he may have held with the Bank or any parent or subsidiary thereof, effective as of the earliest of (i) the date of his death or Disability, (ii) the expiration of the Term of this Agreement or (iii) the date any notice of termination of this Agreement is given by the Bank to Employee or by the Employee to the Bank (as the case may be) pursuant to any of the foregoing provisions of this Section 6.

(i) Upon any termination of Employee's employment, this Agreement shall thereupon terminate, except that the following shall survive any such termination of employment, any termination of this Agreement or the expiration of the Term of this Agreement: (i) Section 5, this Section 6, and Sections 7 through 22 inclusive, (ii) the Employee Confidentiality Agreement referenced in Section 9 below and (iii) the indemnification agreement referenced in Section 10 below.

7. **Supervisory Matters**

If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by notice served under Section 8(e)(3) or 8(g)(l) of the Federal Deposit Insurance Act (12 U.S.C. Section l818(e)(3) and (g)(l)), the obligations of the Bank under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Employee all or part of the compensation withheld while their obligations under this Agreement were suspended; and (ii) reinstate (in whole or in part) any of their obligations which were suspended. If Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(3) or 8(g)(l) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(l)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties under this Agreement shall not be affected. If the Bank is in default (as defined in Section 3(x)(I) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(x)(l)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected. All obligations under this Agreement shall be terminated, except to the extent that it is determined that continuation of the Agreement is necessary for the continued operation of the Bank; (i) by the Federal Deposit Insurance Corporation at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 11 of the Federal Deposit Insurance Act (12 U.S.C. Section 1821); or (ii) by the Federal Deposit Insurance Corporation or the United States Comptroller of the Currency or his or her designee, at the time that the Federal Deposit Insurance Corporation or the United States Comptroller of the Currency or his or her designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is in an unsafe or unsound condition. All rights of the parties under this Agreement that have already vested, however, shall not be affected by such action.

8. **Regulatory Provisions**

Notwithstanding anything contained herein to the contrary, in no event shall the total compensation paid out upon the departure of Employee be in excess of that considered by the FDIC or the Office of the Comptroller of the Currency to be safe and sound at the time of such payment, taking into consideration all applicable laws, regulations, or other regulatory guidance. Any payments made to Employee, pursuant to this Agreement or otherwise, are subject to and conditioned upon compliance

with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

9. **Employee Confidentiality Agreement**

It shall be a condition precedent to the effectiveness of this Agreement and the commencement of Employee's employment with the Bank that Employee shall have executed an Employee Confidentiality Agreement in the form of Exhibit D to this Agreement and delivered same to the Bank.

10. **Indemnification**

To the extent permitted by and consistent with Section 317 of the California Corporations Code, the Articles of Incorporation and the Bylaws of the Bank and applicable federal laws and regulations, including 12 U.S.C. Section 1828(k), the Bank shall enter into an Indemnification Agreement with Employee substantially in the form of similar agreements entered into by the Bank with its other executive officers and directors.

11. **Assignment, Waivers and Modification**

(a) Except as may be required by a successor to the Bank, (i) this Agreement and the rights and duties hereunder may not be assigned by any party hereto without the prior written consent of the other, which such other party may withhold in its sole and absolute discretion, and (ii) the parties expressly agree that any attempt to assign the rights of any party hereunder without such consent will be null and void.

(b) A waiver by either party of any of such party's rights or any of the obligations of or any breach by the other party under this Agreement shall not be binding, effective or enforceable unless such waiver is set forth in a written instrument signed by the party who is purported to have granted such waiver. No failure to exercise and no delay on the part of either party in exercising any right or power set forth herein or granted by law will operate as a waiver thereof and any single or partial exercise of any right, power or privilege shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement or applicable law.

(c) Any amendment or modification of this Agreement shall not be effective or binding on the parties unless set forth in a written instrument or document that is executed by both parties.

12. **Further Assurance**

From time to time each party will execute and deliver such further instruments and documents and will take such other action as the other party reasonably may request in order to better evidence or effectuate the obligations and agreements hereunder.

13. **Notices**

All notices required or permitted hereunder shall be in writing and shall be delivered in person or sent by certified or registered mail, return receipt requested, postage prepaid as follows:

If to Bank:

Pacific Mercantile Bank
949 South Coast Drive, Third Floor
Costa Mesa, CA 92626
Attn: Chairman of the Board of Directors

If to Employee: Thomas M. Vertin
244 Cliff Drive, #3
Laguna Beach, CA 92651

or to such other address as either party may designate in a written notice served on the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received on the date of delivery if delivered in person or on the second business day next succeeding the date of mailing if sent via the U.S. Mails by certified or registered mail, postage prepaid.

14. **Arbitration and Equitable Remedies**

Any dispute or controversy arising under or in connection with this Agreement, the inception or termination of Employee's employment, or any alleged discrimination or statutory or tort claim related to such employment, including issues raised regarding the Agreement's formation, interpretation or breach (actual or alleged), shall be resolved exclusively by binding arbitration in Orange County, California in accordance with the employment rules, and under the auspices, of JAMS or other mutually agreeable alternative dispute resolution service. A copy of such rules is attached as Exhibit E hereto. The laws of the United States and, to the extent not inconsistent therewith, the laws of the State of California shall govern. Without limiting the foregoing, the potential claims covered by this Agreement include claims for wages, bonuses or other compensation due; claims for breach of any agreement or covenant (express or implied) under which Employee believes he is entitled to compensation or benefits; claims for wrongful termination in violation of public policy, tort claims related to such employment; claims for discrimination and harassment (including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1969, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code and applicable wage orders, the California Family Rights Act, the Federal Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, and the Employee Retirement Income Security Act); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration or other procedure different from this one); and claims for violation of any applicable public policy, federal, state or other governmental law, statute, regulation or ordinance applicable to this Agreement or Employee's employment by the Bank. The arbitration shall provide for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute. The arbitrator shall have no authority to add to or to modify this Agreement, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall issue a written decision that includes the essential findings and conclusions upon which the decision is based, which shall be signed and dated. Such decision shall be binding on and shall not be appealable by either party. Each party shall bear the fees of its attorneys, accountants and expert witnesses and such party's other costs and expense incurred in preparing for or conducting the arbitration; provided, however, that the Bank shall bear the fees and administrative costs charged by the arbitrator and JAMS (or other alternative dispute resolution service selected). Judgment may be entered on the arbitrator's award in any court having jurisdiction. EACH PARTY HERETO EXPRESSLY WAIVES ANY RIGHTS TO A JURY TRIAL.

15. **Exception for Equitable Relief**

Notwithstanding anything to the contrary that may be contained in Section 14 above or elsewhere in this Agreement, each party shall have the right to petition any court of competent jurisdiction for any equitable remedies, including immediate temporary, preliminary and permanent injunctive relief, to halt a breach or prevent the occurrence of a threatened breach of this Agreement or of the Employee Confidentiality Agreement or to obtain specific performance of any of the obligations

of the other party hereunder or thereunder, without thereby limiting its rights and remedies at law. It is further expressly agreed by the parties that, in the event any action or other proceeding is brought to obtain any such equitable relief or remedies, no party will urge, as a defense thereto, that there is an adequate remedy available at law and no party seeking such relief shall be obligated to post a bond or other security as a condition to the granting of any such remedies or the continued effectiveness thereof.

16. **Successors**

Subject to the restrictions on assignment set forth in Section 11 above, this Agreement shall be binding on, and shall inure to the benefit of, the respective successors of the parties hereto.

17. **Entire Agreement**

This Agreement, together with the Exhibits hereto, constitutes the entire agreement between the parties, and all prior negotiations, representations, understandings or agreements between the parties, whether oral or written, relating to the subject matter of this Agreement are superseded by this Agreement and the Exhibits hereto and are canceled in their entirety.

18. **Governing Law**

This Agreement is being entered into and will be performed in the State of California and shall be governed by, construed in accordance with and enforced under the laws of the State of California, without regard to its choice of laws rules or principles.

19. **Executed Counterparts**

This Agreement may be executed in one or more separate counterparts, and all such executed counterparts, and any photocopies, facsimile copies and digital copies thereof, shall together constitute a single agreement and each of which shall be deemed to be an original hereof for all purposes.

20. **Construction, Certain Definitions and Headings**

This Agreement is the result of arms' length negotiations between the parties hereto, and no provision hereof shall be construed against a party by reason of the fact that such party or its legal counsel drafted said provision or for any other reason. Wherever the terms "include" or "including" appear in this Agreement or in any of the Exhibits hereto, such term shall mean "include without limitation" or "including but not limited to"; and, unless the context indicates clearly and unambiguously to the contrary, the terms "hereof," "herein," "hereinafter," "hereunder" and "hereto" and any other terms of similar meaning, whenever used in this Agreement, shall refer to this Agreement as a whole and not to the particular section or subsection, or paragraph or clause of this Agreement where any such term appears. Section, subsection and paragraph headings are for convenience of reference only and shall not affect the meaning or have any bearing on the interpretation of any provision of this Agreement.

21. **Calendar Days/Close of Business**

Unless the context so requires, all periods terminating on a specified day, period of days or date shall terminate on the close of business on that day or date, and references to "days" shall refer to calendar days.

22. **Severability**

In the event that any of the provisions or any portion of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions and portions hereof shall not be affected thereby.

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IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

EMPLOYEE

Thomas M. Vertin

PACIFIC MERCANTILE BANK

By:
Edward J. Carpenter
Chairman of the Board of Directors

EXHIBIT A

DEFINITIONS

The following terms contained in this Employment Agreement shall have the respective meanings set forth below, unless the context in which any such terms is used clearly indicates otherwise.

1. An "Affiliate" of the Bank means any Person that controls, is under common control with or is controlled by the Bank and shall include Pacific Mercantile Bancorp (the "Bancorp"), which as of the date hereof owns, and for long as it owns, a majority of the outstanding voting shares of the Bank.

2. The term "Agreement" shall mean this Employment Agreement dated as of September 24, 2012 and as the same may be amended thereafter.

3. The terms "beneficially owned" or "owned beneficially" and "beneficial ownership" shall have the meanings given to such terms in Rule 13d-3 under the Exchange Act, or any successor rule thereto.

4. The term "Cause" shall mean the occurrence of any of the following:

(a) Employee's conviction of an act that, under applicable law or government regulations, constitutes a felony or a misdemeanor involving moral turpitude;

(b) Employee's commission of an act that subjects or, in the judgment of the Bank's Board of Directors (the "Board") is reasonably likely to subject, the Bank, or any Affiliate of the Bank, to any material civil liabilities or penalties or any criminal penalties or fines or a regulatory order;

(c) Any conduct by Employee that constitutes unlawful harassment, discrimination or retaliation, or which, in the good faith judgment of the Board, is detrimental to the Bank's reputation or its competitive position within any of its markets (including the use or possession by Employee of any controlled substance, chronic abuse of alcoholic beverages, moral turpitude or the like);

(d) Employee's breach or violation of any conflict of interest, ethics or employment policies from time to time adopted by the Board or by the Bancorp and made applicable to all Bank employees generally or any of such policies that are applicable more specifically to financial employees or officers of the Bank, (i) which continues unremedied for a period of ten (10) days following written notice thereof to Employee from the Bank or (ii) which the Board determines is not susceptible of cure within such 10-day time period;

(f) Employee's breach or violation of any of his material covenants or obligations contained in his Employee Confidentiality Agreement, in which case the Bank shall become and be entitled to terminate Employee's employment effective immediately on written notice to him;

(g) Employee's breach or violation of any of his material covenants or obligations contained in his Employment Agreement (i) which continues unremedied for a period of fifteen (15) days following written notice thereof from the Bank to Employee or (ii) which the Board determines is not susceptible of cure within such 15-day time period;

(h) Employee's gross negligence or willful misconduct, or the reckless disregard by Employee of material and adverse consequences to the Bank or any of its Affiliates of any of his decisions or actions, in each case as determined in good faith by the Board;

(i) Employee's insubordination with respect to any lawful direction of the Board or Employee's failure, on at least two separate occasions, to perform his material duties as President of the Commercial Division of the Bank, other than due to his illness or his Disability (as defined below); and

(j) Any termination of Employee's employment or this Employment Agreement pursuant to Section 7 of this Agreement, entitled "Supervisory Matters".

5. "Code" means the Internal Revenue Code of 1986, as amended.

6. "Continuous Service" means employment by either the Bank or any parent or subsidiary corporation of the Bank, or by a corporation or a parent or subsidiary of a corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies, which is uninterrupted except for vacations, illness (other than permanent disability, as defined in Section 22(e)(3) of the Code), or leaves of absence which are approved in writing by the Bank or any of such other employer corporations, if applicable, until Employee resigns his employment or his employment is terminated, for any reason whatsoever, and with or without cause.

7. Disability. The terms "Disability" and "Disabled" shall mean Employee's incapacity due to physical or mental illness that causes the Employee to be absent from his duties with the Bank on a full-time basis for three (3) consecutive months or for a period of one hundred eighty (180) non-consecutive days in any twelve (12) month period. In the event there is a dispute over whether the Employee is disabled, then, such dispute shall be resolved by a practicing physician, licensed as such and in good standing, in California that is selected by the Bank, to conduct a physical examination or, in the case of an alleged mental disability of Employee, a psychiatrist to conduct a psychological examination, of Employee and Employee agrees that he will submit to such examination in the event of any such a dispute. The determination of such physician or psychiatrist (as the case may be) shall be binding on and non-appealable by the parties hereto. Any refusal or failure of Employee to submit to such a physical or psychological examination shall, for purposes of this Agreement, constitute Employee's admission that he is Disabled.

8. The term "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor statute thereto.

9. National Securities Exchange. The term "National Securities Exchange" shall mean any of the following: the New York Stock Exchange, the American Stock Exchange and the NASDAQ Global Stock Market.

10. Person. The terms "Person" and "person" mean any natural person and any corporation, limited liability company, general or limited partnership, joint venture, trust, estate or any other organization or entity (whether or not incorporated).

11. SEC. The term "SEC" shall mean the United States Securities and Exchange Commission.

12. Termination Date. The term "Termination Date" shall mean Employee's last day of employment with Bank. For avoidance of doubt, the Termination Date will be deemed not to have occurred unless Employee's last day of employment also constitutes a "separation from service" within the meaning Section 409A of the Internal Revenue Code.

EXHIBIT B

Pacific Mercantile Bank
Position Description

Job Title: President, Commercial Banking Division

Summary

The President of the Commercial Bank Division (the "President") of Pacific Mercantile Bank (the "Bank") is responsible for providing strategic leadership for all areas of the Bank described herein below, by working with the Chief Executive Officer, the balance of the Executive Management Team and the Board of Directors to establish long-term goals, strategies, plans, and policies. This position reports to the Chief Executive Officer of the Bank. The President will coordinate and consult with the Bank's Chief Executive Officer as appropriate. The Chief Executive Officer of the Bank will provide input to the Board of Directors and to the Compensation Committee regarding the performance of the President, as requested.

Responsibilities

The primary accountabilities of the President of the Commercial Banking Division position include:

- Establishing a strong culture for ethical business practice and compliance within the Commercial Banking Division with appropriate laws and regulations;
- Providing overall leadership and strategic direction for the Commercial Banking Division of the Bank, consistent with meeting the needs of customers, shareholders, regulators, and employees, as well as setting objectives and goals for loan and deposit growth consistent with the Bank's overall strategic plans;
- Overseeing the development and implementation of the Commercial Banking Division of the Bank's strategic and business plans;
- Directing the development and operation of the Commercial Banking Division of the Bank to ensure sound future growth, and communicating the Bank's strategic goals to key constituencies, including the Bank's Board of Directors, shareholders, employees, and regulators;
- Advising and reporting to the Bank Chief Executive Officer and the Board of Directors on the Commercial Banking Division of the Bank's progress against strategic and business goals;
- Recommending and implementing deposit pricing structure consistent with the Bank's business strategy;
- Ensuring that the Commercial Banking Division of the Bank has an appropriate body of policies and standards and overseeing compliance with such policies and standards by the employees of the Commercial Banking Division.
- Selecting senior executives (whose employment does not require the approval of the Board of Directors) for the Commercial Banking Division and establishing an organizational structure and management processes capable of meeting objectives for that Division of the Bank.
- Setting goals and objectives and evaluating performance of senior executives of the Commercial Banking Division of the Bank.

Direct Reports

The following operating units within the Bank shall report directly to the Commercial Banking Division President:

- Financial Centers – Sales Southern Division
- Financial Centers – Sales Northern Division
- SBA Division
- Entertainment Division
- Cash Management

EXHIBIT C

PACIFIC MERCANTILE BANCORP

FORM OF STOCK OPTION AGREEMENT

[ATTACHED]

Pacific Mercantile Bank Letterhead

September 13, 2012

Thomas M. Vertin
1433 Dana Avenue
Palo Alto, CA 94301

Re: Employment at Pacific Mercantile Bank:
Temporary Housing Allowance
Relocation Allowance

Dear Tom:

The Board of Directors of Pacific Mercantile Bank is thrilled with the commencement of our relationship with you, and look forward to years of great success together. The purpose of this letter agreement is to describe certain benefits that are not reflected in the Employment Agreement.

Reference is made to that certain Employment Agreement by and among Pacific Mercantile Bank (the "Bank") and Thomas M. Vertin ("you") entered into on September __, 2012 (the "Employment Agreement"). Capitalized terms not defined herein shall have the meaning assigned in the Employment Agreement.

Benefits:

Temporary Housing Reimbursement and Travel Allowance
The Bank agrees to reimburse you for monthly housing expenses in an amount not to exceed $5,000.00 per calendar month, and reasonable airfare expense, for a period of twelve (12) months commencing with the month in which the Employment Agreement is executed.

Relocation Allowance
The Bank agrees to reimburse you for reasonable, documented expenses related to the relocation of your household to Orange County, California, in an amount not to exceed $45,000.00.

Other Terms:

Documentation
In connection with seeking reimbursement for the Temporary Housing Allowance and the Relocation Allowance, you shall submit documentation that comports with the Bank's applicable employee manual or policies adopted by the Board of Directors from time to time.

Termination for Cause and Without Cause
In the event that the Employment Agreement is terminated for Cause or without Cause, your ability to receive reimbursement for amounts under the Temporary Housing Allowance and the Relocation Allowance shall be limited to amounts incurred through the effective date of such termination.

Incorporation by Reference
Paragraphs 8, 9, 10, 11, 12, 13, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24 and 25 of the Employment Agreement are hereby incorporated by reference with full force and effect.

Please indicate your agreement with the foregoing by signing below where indicated.

PACIFIC MERCANTILE BANK

Edward J. Carpenter
Chairman of the Board of Directors

ACKNOWLEDGED AND AGREED. Date:____________________

____
Thomas M. Vertin